Exhibit 99

Dollar General CEO Announces Retirement Plans

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 27, 2014--Dollar General Corporation (NYSE: DG) announced today that its chairman and chief executive officer, Rick Dreiling, 60, has informed the Board of Directors of his intent to retire as CEO effective May 30, 2015 or upon the appointment of a successor. Dreiling has agreed to serve, at the discretion of the Board, as chairman during a transition period following the appointment of a new CEO.

Dreiling has served as CEO since January 2008 and was named chairman of the Board in December 2008. Under his leadership, the Company's annual sales have increased more than 80 percent to $17.5 billion in 2013 and store count has increased by 38 percent to more than 11,000 stores in 40 states.

"Dollar General is a great company because of our people and our mission of Serving Others. I am extremely proud of Dollar General's track record of success over the past six years, and I am honored to have had the opportunity to lead such an experienced and talented team. Dollar General is in a strong position today, and I’m confident it has excellent prospects for the future. After considerable reflection, I am at a point where it is appropriate to begin to plan for my retirement. I plan to work with the Board of Directors on recruiting and mentoring a new CEO,” Dreiling said.

Mike Calbert, the Company’s Lead Director, said, “Rick Dreiling has proven that he is clearly one of retail's leading CEOs. On behalf of the entire Board of Directors, I want to thank Rick for his outstanding leadership. During his tenure as CEO, Rick has driven significant shareholder value and led the Company’s improvement on essentially every key operating metric. In addition, he has recruited and developed an outstanding management team and strengthened the Company's culture and mission. The Board is confident the Company is well-positioned as we search for a new CEO. We’re fortunate to have Rick in his role until the new CEO assumes these duties.”

Dreiling’s retirement date and any agreement regarding continued service on the Board of Directors are expected to be finalized as part of a retirement agreement between Dreiling and the Company. The Board of Directors is conducting an internal and external search for a CEO.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws that can be identified because they are not limited to historical fact or they use words such as “intend,” “plan,” “anticipate,” “may,” “will,” “should,” “expect,” “believe,” or “could,” and similar expressions. Forward-looking statements are subject to risks and uncertainties that may change at any time, so the Company’s actual results may differ materially from those that were expected as a result of important factors including, without limitation, those factors disclosed under “Risk Factors” in Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended January 31, 2014 and factors discussed in conjunction with the forward-looking statements themselves.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other Securities and Exchange Commission (“SEC”) filings and public communications. Forward-looking statements should be evaluated in the context of these risks and uncertainties. The forward-looking statements in this report are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,338 stores in 40 states as of May 2, 2014, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209